                            SCHEDULE 14A INFORMATION
          Proxy Statement Pursuant to Section 14(A) of the Securities
                              Exchange Act of 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                          WESTERN GAS RESOURCES, INC.
- --------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

- --------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2) or
     Item 22(a)(2) of Schedule 14A.

[ ] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i) and 0-11.
     1)  Title of each class of securities to which transaction applies:

         -----------------------------------------------------------------------

     2)  Aggregate number of securities to which transaction applies:

         -----------------------------------------------------------------------

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

         -----------------------------------------------------------------------

     4)  Proposed maximum aggregate value of transaction:

         -----------------------------------------------------------------------

     5)  Total fee paid:

         -----------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)  Amount Previously Paid:

         -----------------------------------------------------------------------

     2)  Form, Schedule or Registration Statement No.:

         -----------------------------------------------------------------------

     3)  Filing Party:

         -----------------------------------------------------------------------

     4)  Date Filed:

         -----------------------------------------------------------------------

   Notes:

                          WESTERN GAS RESOURCES, INC.
                            12200 NORTH PECOS STREET
                             DENVER, COLORADO 80234

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                           TO BE HELD ON MAY 15, 1996

TO THE STOCKHOLDERS OF
WESTERN GAS RESOURCES, INC.:

The Annual Meeting of Stockholders of Western Gas Resources, Inc., a Delaware corporation (the "Company"), will be held at the Brown Palace Hotel, Central City Room, 321 Seventeenth Street, Denver, Colorado 80202, on Wednesday, May 15, 1996 at 10:00 A.M. local time for the following purposes:

  1. To elect two Class One Directors to serve until their terms expire in 1999 and until their successors have been elected and qualified; and

  2. To transact such other business as may properly come before the meeting or any postponement or adjournment thereof.

Accompanying this Notice of Annual Meeting is a Proxy, a Proxy Statement, and a copy of the Company's 1995 Annual Report to Stockholders.

Only holders of record of shares of the Company's Common Stock at the close of business on March 29, 1996 are entitled to receive notice of, and to vote at, the Annual Meeting or any postponement or adjournment thereof.

Stockholders are cordially invited to attend the Annual Meeting. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, PLEASE COMPLETE, SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ACCOMPANYING ENVELOPE. IF YOU DO ATTEND THE MEETING IN PERSON, YOU MAY WITHDRAW YOUR PROXY AND VOTE IN PERSON.

                         By Order of the Board of Directors,

                         /s/ BRION G. WISE

                         BRION G. WISE
                         Chairman of the Board and
                         Chief Executive Officer

Denver, Colorado
April 15, 1996

                          WESTERN GAS RESOURCES, INC.
                            12200 NORTH PECOS STREET
                             DENVER, COLORADO 80234

                                PROXY STATEMENT

                                      FOR

                         ANNUAL MEETING OF STOCKHOLDERS

                           TO BE HELD ON MAY 15, 1996

This proxy statement is furnished in connection with the solicitation by the Board of Directors of Western Gas Resources, Inc. ("the Company") of proxies for use at the Annual Meeting of Stockholders of the Company to be held at 10:00 A.M. local time on Wednesday, May 15, 1996 at the Brown Palace Hotel, Central City Room, 321 Seventeenth Street, Denver, Colorado 80202, and at any postponement or adjournment thereof. This proxy statement and the enclosed proxy are being mailed to stockholders on or about April 15, 1996.

The only outstanding voting securities of the Company are its Common Stock, par value $0.10 (the "Common Stock"). On March 29, 1996, the record date for the Annual Meeting, there were 25,773,553 shares of Common Stock entitled to vote at the Annual Meeting. Each holder of record of Common Stock at the close of business on the record date will be entitled to one vote for each share so held.

The presence at the Annual Meeting in person or by proxy of the holders of a majority of the outstanding shares entitled to vote is necessary to constitute a quorum for the transaction of business. If a proxy in the accompanying form is duly executed, dated and returned, the shares represented thereby will be voted in accordance with instructions set forth thereon unless revoked. Stockholders attending the Annual Meeting may vote their shares in person whether or not a proxy has been previously executed and returned. Unless contrary instructions are given, the persons designated as proxy holders on the proxy card will vote FOR election of the nominees named therein as directors. If any other matter is properly presented at the meeting, which is not currently anticipated, the proxy holders will vote the proxies in accordance with their best judgment in such matters. The cost of soliciting the proxies will be borne by the Company.

Votes cast by proxy or in person at the Annual Meeting will be counted by a person appointed by the Company to act as the election inspector for the meeting. The election inspector will treat shares represented by proxies that reflect abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum.

Any stockholder returning a proxy may revoke it at any time before it has been exercised by giving written notice of such revocation to the Company addressed to John C. Walter, Secretary, 12200 North Pecos Street, Denver, Colorado 80234. No such revocation shall be effective until it has been received by the Company at or prior to the Annual Meeting.

                  SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS

The following table sets forth information with respect to stockholders who were known to the Company to own more than five percent of the Common Stock of the Company as of March 29, 1996 (except as indicated below). All shares are owned of record and beneficially except as indicated below.

Name and address                        Number          Percent
of beneficial owner                    of Shares       of class
- -------------------------------------  ---------       ---------

Brion G. Wise........................  3,964,430           15.4%
12200 N. Pecos St.
Denver, Colorado  80234

Walter L. Stonehocker................  2,804,341  (1)      10.9
15600 Holly
Brighton, Colorado  80601

Merrill Lynch & Co., Inc.............  2,525,158  (2)       9.8
World Financial Center, North Tower
250 Vesey Street
New York, New York  10281

Ward Sauvage.........................  2,276,747  (3)       8.8
Box 132
Oberlin, Kansas  67749

Dean Phillips........................  1,824,825  (4)       7.1
524 N. 30th St.
Quincy, Illinois  62301

- -------------

(1) Includes 127,820 shares of Common Stock held by the WGP Trust, of which Mr. Stonehocker's wife is the trustee, 3,183 shares of Common Stock held by a son directly and through 10% or more ownership in a partnership and 30,000 shares of Common Stock held by Mr. and Mrs. Stonehocker as tenants-in-common.

(2) Amount and nature of beneficial ownership is at December 31, 1995 as reported in the applicable Schedule 13G and includes shares held by subsidiaries and affiliates. The percent of class was calculated using total shares outstanding at December 31, 1995.

(3) Includes 2,252,576 shares of Common Stock held by Sauvage Gas Company (owned 48.99% by the Ward Sauvage Trust #1, 48.37% by the Janice Sauvage Trust #1 and 2.64% by Mr. Sauvage's children) and 23,210 and 961 shares of Common Stock held in individual retirement accounts for the benefit of Ward Sauvage and Janice Sauvage, respectively.

(4) Includes 9,100 shares of Common Stock held by Mr. Phillips' wife.

                                 PROPOSAL ONE
                             ELECTION OF DIRECTORS

The Company's Certificate of Incorporation establishes three classes of directors, each serving a three-year term ending in successive years. There are two Class One directors whose terms expire this year: Brion G. Wise and Richard
B. Robinson.

The Board of Directors (the "Board") has nominated Messrs. Wise and Robinson for re-election as Class One directors. The terms of these Class One directors, if elected, will expire on the date of the Company's Annual Meeting of Stockholders in 1999, or at such time as their successors are elected and qualified.

Directors shall be elected by a plurality of the votes cast in the election of directors. Under applicable Delaware law, in tabulating the vote, abstentions and broker non-votes will be disregarded and will have no effect on the outcome of the vote.

If any of the nominees is not elected or is unable to serve (although such a contingency is not expected), the remaining Board members may elect a substitute or, alternatively, may reduce the size of the Board, all in accordance with the Company's Bylaws.

The current directors, including the nominees for re-election, are described under the caption "DIRECTORS AND OFFICERS."

THE BOARD RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE INDIVIDUALS NOMINATED BY THE BOARD OF DIRECTORS. Proxies solicited by the Board will be so voted unless stockholders specify to the contrary in their proxies.


               MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

The Company's Board held 16 meetings during 1995. Each director attended at least 75 percent of the total number of meetings of the Board and its committees on which such director served during his tenure.

The Board has three committees, which are the Audit Committee, the Compensation and Nomination Committee ("Compensation Committee") and the Executive Committee. The Audit Committee and the Compensation Committee are composed solely of non-employee directors.

Messrs. Reid, Robinson and Senty, are members of the Audit Committee. The Audit Committee recommends the appointment of independent auditors and reviews the plan, scope, and results of the audit and monitors the fees for audit and other services and reviews the findings and recommendations of the independent accountants concerning internal accounting procedures and controls. The Audit Committee also recommends accounting and internal auditing policies which, in the Audit Committee's judgment, should receive the attention of the Board. The Audit Committee met once in 1995.

Messrs. Reid, Robinson, Senty and Phillips are members of the Compensation Committee. The Compensation Committee makes recommendations to the Board regarding: (i) employee compensation, including compensation of the Company's executive officers; and (ii) individuals to nominate for election to the Board and Board committee assignments. The Compensation Committee does not consider nominees for the Board recommended by stockholders. The Compensation Committee met four times in 1995.

Messrs. Wise, Sanderson, Stonehocker and Sauvage are members of the Executive Committee, which reviews and, where appropriate, authorizes corporate action with respect to the conduct of the business of the Company between Board meetings. Actions taken by the Executive Committee are regularly submitted to the Board for review and ratification at the next meeting. The Executive Committee did not meet in 1995.

                           REMUNERATION OF DIRECTORS

Directors who are also full-time employees of the Company receive no fees or remuneration for services as members of the Board. For the year ended December 31, 1995, non-employee directors of the Company received annual fees of $25,000 each, payable in quarterly installments, and annual fees of $5,000 for each committee on which such director served. See also "Stock Option Plans - Non-Employee Directors' Stock Option Plan" included elsewhere in this Proxy Statement.


                        SECURITY OWNERSHIP OF MANAGEMENT

The following table sets forth information regarding the beneficial ownership by the Company's directors and the four most highly compensated executive officers and by all directors and officers as a group, of the Company's Common Stock, $2.28 Preferred Stock and $2.625 Convertible Preferred Stock, as of March 29, 1996.


                                                             $2.28          $2.625 Convertible
                                 Common Stock           Preferred Stock      Preferred Stock
                           ------------------------  --------------------  --------------------
Name of                      Number           % of   Number       % of     Number     % of
Beneficial Owner           of Shares          Class  of Shares     Class   of Shares   Class
- -------------------------  ----------         -----  ---------   --------  ----------  --------
Brion G. Wise............   3,964,430          15.4%    800              *%          -       *%
Walter L. Stonehocker....   2,804,341  (1)     10.9  14,000            1.0      31,800     1.2
Ward Sauvage.............   2,276,747  (2)      8.8       -              *           -       *
Dean Phillips............   1,824,825  (3)      7.1       -              *           -       *
Bill M. Sanderson........     598,375  (4)      2.3       -              *           -       *
Richard B. Robinson......       7,800  (5)        *   1,000              *           -       *
James A. Senty...........       4,920  (6)        *       -              *           -       *
Joseph E. Reid...........           -             *       -              *           -       *
Lanny F. Outlaw..........      59,000             *       -              *           -       *
John C. Walter...........      32,494  (7)        *       -              *           -       *
Gary W. Davis............      37,387  (8)        *   1,500   (8)        *           -       *

 Directors and officers..
   as a group(17)........  11,627,807          45.1  18,900            1.4      31,800     1.2

- -----------------
* Less than 1%

(1) Includes 1,385,579 shares of Common Stock held by Mr. Stonehocker's wife, 127,820 shares of Common Stock held by the WGP Trust, of which Mrs. Stonehocker is the trustee, 3,183 shares of Common Stock held by a son directly and through 10% or more ownership in a partnership and 30,000 shares of Common Stock held by Mr. and Mrs. Stonehocker as tenants-in-common.

(2) Includes 2,252,576 shares of Common Stock held by Sauvage Gas Company (owned 48.99% by the Ward Sauvage Trust #1, 48.37% by the Janice Sauvage Trust #1 and 2.64% by Mr. Sauvage's children) and 23,210 and 961 shares of Common Stock held in an individual retirement accounts for the benefit of Ward Sauvage and Janice Sauvage, respectively.

(3) Includes 9,100 shares of Common Stock held by Mr. Phillips' wife.

(4) Includes 864 shares of Common Stock held by Mr. Sanderson's wife and 82,082 shares of Common Stock held by the Sanderson Stock Trust, of which Mr. Sanderson's wife is the trustee.

(5) Includes 6,000 shares of Common Stock held by the Lentz, Evans & King Pension Fund, for the benefit of Mr. Robinson, 1,000 shares owned directly by Mr. Robinson's wife and 800 shares of Common Stock held by Mr. Robinson and his wife as custodians for their minor children.

(6) Includes 600 shares of Common Stock held by Mr. Senty's wife as custodian for their children and 2,120 shares of Common Stock owned directly by Mr. Senty's wife.

(7) All of Mr. Walter's shares are held as tenants-in-common with his wife.

(8) Includes 9,997 shares of Common Stock and 1,500 shares of $2.28 Preferred Stock held by Mr. Davis' wife and 21,668 shares of Common Stock held as tenants-in-common.


                             DIRECTORS AND OFFICERS

Set forth below is certain information concerning the directors and officers of the Company.

         NAME            AGE                                   POSITION
- -----------------------  ---  ---------------------------------------------------------------------------

Brion G. Wise..........   50  Chairman of the Board and Chief Executive Officer(1)(5)
Walter L. Stonehocker..   71  Vice Chairman of the Board(3)(5)
Bill M. Sanderson......   66  Director(3)(4)(5)
Joseph E. Reid.........   66  Director(2)(6)(7)
Dean Phillips..........   64  Director(3)(7)
Richard B. Robinson....   47  Director(1)(6)(7)
Ward Sauvage...........   70  Director(2)(5)
James A. Senty.........   60  Director(3)(6)(7)
Lanny F. Outlaw........   60  President and Chief Operating Officer (8)
John C. Walter.........   50  Executive Vice President and Secretary
John F. Chandler.......   39  Senior Vice President - Marketing and Pipelines and Assistant Secretary (9)
Edward A. Aabak........   44  Vice President - Northern Region
Vance S. Blalock.......   42  Treasurer and Assistant Secretary
Gary W. Davis..........   39  Vice President - Southern Region
Brian E. Jeffries......   38  Vice President - Gas Marketing (9)
Jeffery E. Jones.......   43  Vice President - Production
William J. Krysiak.....   35  Vice President - Finance

- -----------------
(Footnotes on following page)

(1) Class One Director; term expires in 1996.
(2) Class Two Director; term expires in 1997.
(3) Class Three Director; term expires in 1998.
(4) Retired as President and Chief Operating Officer effective March 31, 1996.
(5) Member of the Executive Committee.
(6) Member of the Audit Committee.
(7) Member of the Compensation and Nominating Committee.
(8) Assumed duties of President and Chief Operating Officer effective April 1, 1996.
(9) Election to listed position as of April 1, 1996.


MR. WISE, a founder of the Company in 1971, has served as Chairman of the Board since July 1987, a member of the Executive Committee since December 1989, Chief Executive Officer since December 31, 1986 and President from 1971 through 1986. He was a gas processing engineer with Shell Oil Company from 1967 until the organization of the Company. Mr. Wise received his Bachelor of Science Degree in Chemical Engineering from Washington State University.

MR. SANDERSON has served as a director of the Company since July 1987, a member of the Executive Committee since December 1989, President from December 1986 through March 1996, Chief Operating Officer from May 1986 through March 1996 and Senior Vice President from 1981 through 1986. He was employed by Shell Oil Company in various capacities in its exploration and production department from 1960 to 1981, including an assignment in Venezuela and an assignment for five years in London with oil and gas production responsibilities during North Sea development. Mr. Sanderson received his Bachelor of Science Degree, cum laude, in Chemical Engineering from Texas Tech University.

MR. STONEHOCKER, a founder of the Company in 1971, has served as Vice Chairman of the Board since July 1992, as a director since July 1987, a member of the Executive Committee since May 1995 and from December 1989 to July 1992, Senior Vice President from January 1985 to July 1992 and Vice President from 1971 to 1985. Mr. Stonehocker has had farming operations in Colorado for over forty years. In addition, he has been active as a lobbyist for the oil and gas industry in various western states.

MR. REID, a director of the Company since May 1994, has served as a member of the Audit Committee since May 1995 and has served as a member of the Compensation and Nominating Committee since May 1994. Mr. Reid has been involved in the oil and gas business since 1956, and since 1987 has been an independent oil and gas consultant. From 1984 to 1986 he served as President and Chief Executive Officer of Meridian Oil, Inc., from 1982 to 1984 as an independent oil and gas consultant and from 1978 to 1982 as President and Chief Executive Officer of Superior Oil Company. Mr. Reid also serves as a director for Riverway Bank, Cliffs Drilling Co. and Great Western Resources. He received his M.B.A. from the Harvard Graduate School of Business and his Bachelor of Science Degree from Louisiana State University.

MR. PHILLIPS, a director of the Company since July 1987, has served as a member of the Compensation and Nominating Committee since May 1995. Mr. Phillips has been engaged in the wholesale and retail distribution of natural gas liquids since 1956. Mr. Phillips also serves as an officer and director of several banking institutions in Missouri and Illinois.

MR. ROBINSON, a director of the Company since July 1987, has served as a member of the Audit Committee since May 1988 and as a member of the Compensation and Nominating Committee since September 1993. Mr. Robinson has been a member of the law firm of Lentz, Evans and King P.C. and an adjunct professor at the University of Denver College of Law since 1980. He has represented the Company since 1977 with respect to tax, corporate and partnership law matters. Mr. Robinson received his Juris Doctor Degree from the University of Denver and his L.L.M. in Taxation from New York University.

MR. SAUVAGE, a director of the Company since July 1987, a member of the Executive Committee since May 1995, has been engaged in the wholesale and retail distribution of natural gas liquids since 1949.

MR. SENTY, a director of the Company since July 1987, has served as a member of the Audit Committee since May 1988 and as a member of the Compensation and Nominating Committee since September 1993. Mr. Senty has been engaged in the wholesale and retail distribution of natural gas liquids since 1960. He has owned certain banking interests since 1976 and currently serves as Chairman of the Board of The Park Bank, an independent state chartered bank in Wisconsin. Mr. Senty is also the Chairman of the Board and President of Midwest Bottle Gas Co., a company which directly and through subsidiaries is engaged in the retail and wholesale marketing of natural gas, natural gas liquids and other related items in several states and is a director and Senior Vice President of MNIC Companies, the parent organization of several insurance companies in Wisconsin.

MR. OUTLAW, President and Chief Operating Officer since April 1, 1996. Mr. Outlaw served as Executive Vice President from September 1994 through March 1996, Vice President-Business Development and Rocky Mountain Region from October 1993 to September 1994, and Vice President-Business Development from August 1987 to October 1993. Mr. Outlaw was employed by Shell Oil Company from 1958 to 1987 in various engineering management positions within the exploration and production department. In his last position at Shell Oil Company, he was in charge of gas processing business development. Mr. Outlaw received his Bachelor of Science Degree in Engineering from the South Dakota School of Mines and Technology.

MR. WALTER, Executive Vice President, Vice President - General Counsel and Secretary since September 1994, served as Vice President-General Counsel from May 1988 to September 1994, Corporate Counsel from May 1986 to May 1988 and Land Manager from 1982 to May 1986. Mr. Walter received his Bachelor of Arts Degree in Economics and Juris Doctor Degree from the University of Colorado.

MR. CHANDLER, Senior Vice President - Marketing and Pipelines since April 1, 1996. Mr. Chandler also served as Vice President - Marketing and Pipelines from September 1993 through April 1996, Manager of Business Development from January 1991 through August 1993 and from July 1984 through August 1993 in various positions in engineering and business development. Mr. Chandler received his Bachelor of Science Degree in Engineering from the South Dakota School of Mines and Technology

MR. AABAK, Vice President - Northern Region since September 1994, served as Operations Manager of the Rocky Mountain Region from February 1993 to September 1994. From 1982 to 1992 Mr. Aabak was employed by DEKALB Energy Company in various management, engineering and operations functions. From 1976 to 1982 Mr. Aabak was employed by Dome Petroleum Limited. Mr. Aabak holds a Bachelor of Science Degree in Chemical Engineering from the University of Alberta.

MS. BLALOCK, Treasurer since November 1994, has been employed by the Company since 1981, previously as Controller of Systems Development and Acquisitions. Ms. Blalock received her Bachelor of Science Degree in Commerce from the University of Louisville and is a Certified Public Accountant.

MR. DAVIS, Vice President - Southern Region since October 1993, served as Vice President-Engineering/ Environmental from January 1985 to October 1993 and has been an engineer with the Company since June 1980. From 1978 to 1980, he was employed by Marathon Oil Company as a plant engineer. Mr. Davis received his Bachelor of Science Degree in Chemical and Petroleum Engineering from the Colorado School of Mines.

MR. JEFFRIES, Vice President - Gas Marketing since April 1, 1996, has been employed by the Company since November 1992 as Director of Marketing and Transportation. Mr. Jeffries was employed by United Gas Pipe Line Company from 1991 to 1992 and for LaSER Marketing Company from 1988 through 1991 in various marketing management positions. Mr. Jeffries received his Bachelor of Science Degree in Civil Engineering from the University of Colorado.

MR. JONES, Vice President - Production since October 1993, has been employed by the Company since 1989, previously as Production Manager. From 1987 to 1989, Mr. Jones was an independent oil and gas consultant. Mr. Jones received a Bachelor of Science Degree in Psychology from Colorado College and a Bachelor of Science Degree in Mechanical Engineering from the University of Colorado.

MR. KRYSIAK, Vice President - Finance since October 1993, has been employed by the Company since 1985, previously as Corporate Controller. Mr. Krysiak is the principal financial and accounting officer of the Company. He received his Bachelor of Science Degree in Business Administration from Colorado State University and is a Certified Public Accountant.


                 COMPLIANCE WITH THE REPORTING REQUIREMENTS OF
              SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

Section 16(a) of the Securities Exchange Act of 1934 and the related regulations require the Company's directors, executive officers and persons who own more than ten percent of the Company's Common Stock to file with the Securities and Exchange Commission and the New York Stock Exchange initial reports of their beneficial ownership and reports of any changes in their beneficial ownership of the Company's Common Stock and other equity securities of the Company. In addition, such persons are required to furnish the Company with copies of all such filings. To the Company's knowledge, based solely upon a review of the copies of such reports furnished to the Company and written representations from such persons, all reports which were required during the fiscal year ended 1995, to its directors, executive officers and ten percent beneficial owners complied with Section 16(a) filing requirements, except as follows: one report relating to a change in beneficial ownership was filed late by Ward Sauvage's wife. The report related to the transfer of 961 shares of Common Stock from Sauvage Gas Company Employees' Profit Sharing Trust to her individual retirement account.


                          TRANSACTIONS WITH AFFILIATES

The Company has entered into agreements with key employees including each of its officers, other than Mr. Wise, which commit the Company to loan an amount sufficient to exercise their respective stock options as each portion of their stock options vests under the Key Employees Incentive Stock Option Plan and the $5.40 Stock Option Plan. The Company will forgive the loan and accrued interest if the officer has been continuously employed by the Company for periods specified under the agreements. The loans bear interest at the applicable federal rate, as specified in Section 1274(d) of the Internal Revenue Code of 1986, as amended, which is adjusted on a monthly basis. At December 31, 1995, loans and accrued interest to certain officers totaling $2,137,000 relating to 225,374 options were outstanding. Amounts outstanding greater than $60,000 are as follows: Lanny F. Outlaw, $405,765 related to 40,000 options; Gary W. Davis, $379,034 related to 35,602 options and John C. Walter, $346,246 related to 30,498 options.

During the year ended December 31, 1995, the Company leased rail cars from, and purchased and sold natural gas liquids to, affiliates of James A. Senty, a director of the Company, for total payments and receipts of approximately $693,000 and $1.9 million, respectively. During the year ended December 31, 1995, the Company leased rail cars from an affiliate of Ward Sauvage, a director of the Company, for total payments of approximately $203,000. During the year ended December 31, 1995, the Company leased rail cars from an affiliate of Dean Phillips, a director of the Company, for total payments of approximately $172,000. During the year ended December 31, 1995, the Company received joint interest billing receipts from an affiliate of Mr. Sanderson for drilling costs of approximately $270,000. These transactions were all entered into by the Company in the ordinary course of its business, on an arm's length basis.


                      REPORT OF THE COMPENSATION COMMITTEE


COMPENSATION AND NOMINATING COMMITTEE

In 1993, the Board created the "Compensation Committee" and directed it to make recommendations to the Board regarding employee compensation, including the compensation of the Company's executive officers. In 1995, the Board expanded the duties of the Compensation Committee to include making recommendations to the Board of the names of individuals to be nominated for election to the Board and making recommendations regarding committee assignments for existing members. At that time, the Committee was renamed the "Compensation and Nominating Committee" (the "Compensation Committee"). The Compensation Committee currently consists of Dean Phillips, Joseph Reid, Richard Robinson and James Senty, none of whom is or has been an officer or employee of the Company. The Compensation Committee met four times in 1995 and two times in the quarter ended March 31, 1996.

COMPENSATION OF  EXECUTIVE OFFICERS

The annual compensation of each of the executive officers of the Company, including the four most highly compensated executive officers, consists primarily of a base salary, an annual bonus and stock options. In addition, the executive officers participate in the Company's Profit Sharing Plan, which consists of employee salary reduction contributions, a Company match equal to 25% of the amount the employee has contributed (in an aggregate amount not to exceed 1% of the employee's base compensation) and an annual Company contribution for all employees equal to a specified percentage of base compensation as determined by the Board in its sole discretion, in amounts up to 15% of the base compensation.

In 1995, the Compensation Committee retained the services of an outside compensation consultant to gather information regarding executive compensation packages at comparable companies and to make recommendations to the Compensation
Committee regarding executive compensation packages.   The consultant developed
a peer group consisting of nineteen of the 21 companies (excluding the Company) that are included in the Company's Peer Group for purposes of the Total Return Performance Graph included elsewhere in this Proxy Statement. Six companies used in the Performance Graph were excluded from the compensation peer group because of their smaller size and one company, whose stock is not widely held, was added. All the companies used in the compensation peer group are involved in the oil and gas industry.

The consultant presented a report to the Compensation Committee and to Brion Wise, Chief Executive Officer of the Company, and Bill Sanderson, the then-President of the Company, summarizing the information gathered on executive compensation at comparable companies. After considering the information in the consultant's report and reviewing other executive compensation surveys, Messrs. Wise and Sanderson jointly made recommendations to the Compensation Committee regarding the 1996 base salaries and 1995 bonuses for the executive officers (other than themselves).

In November 1995, the Compensation Committee made its initial recommendations regarding executive officer compensation to the Board, based upon the following factors: (i) the compensation packages given to executive officers at comparable companies; (ii) the individual officer's contribution to the Company's performance; (iii) the Company's financial performance, as measured by net income and cash flow from operations; and (iv) the recommendations of Messrs. Wise and Sanderson and the consultant. At the same time that the Compensation Committee made its initial recommendation, it also proposed that the Company modify its practice of paying executive officers below-average base salaries compared to comparable positions at comparable companies, while providing them above-average incentive compensation in the form of bonuses. In addition, the Compensation Committee recommended to the Board that the Company make a contribution to the Company's Profit-Sharing Plan of four percent of 1995 base salaries for all eligible employees, including each of the executive officers. In making such recommendation, the Compensation Committee considered the financial performance of the Company, as measured by net income and cash flow from operations, the total compensation packages that employees in the oil and gas industry receive and the recommendation of the consultant. The Board adopted the recommendations of the Compensation Committee.

In March 1996, the Compensation Committee recommended that base salaries for the Company's executive officers be adjusted to equal ninety-five percent of the sum of the previously-approved base salaries plus the 1995 bonus. The Compensation Committee also recommended a 1996 incentive bonus plan for the executive officers tied to the Company's 1996 earnings available to holders of the Company's common stock. If the earnings target (which may be adjusted by the Board to reflect non-recurring, unusual items) is met or exceeded, the executive officers would receive a bonus ranging from five percent to twenty
percent of their adjusted base pay.   If the earnings target is not met, the
executive officers would not receive any bonuses under the 1996 incentive bonus plan. The Board adopted the adjusted base salaries and the 1996 incentive bonus plan.

The Company did not grant any options in 1995 to the executive officers to purchase shares of the Company's Common Stock, although certain executive officers exercised previously-granted options. The Compensation Committee continues to believe that options for the Company's Common Stock should remain an important element of the executive officers' compensation package because options aid in the objectives of aligning the executive officers' interests with those of the stockholders and giving the executive officers a direct stake in the performance of the Company. The Compensation Committee anticipates reviewing stock options for executive officers at its next meeting and has directed the outside compensation consultant to provide additional information regarding the granting of options at comparable companies.

Subject to certain exceptions, Section 162(m) of the Internal Revenue Code limits to $1,000,000 the amount of executive compensation that a company may deduct as an expense for federal income tax purposes in any one year for any one executive. Although none of the Company's executive officers received in excess of $1,000,000 in compensation for any year, the Compensation Committee intends to structure future executive officer compensation in a manner that will preserve the tax deductibility of executive compensation.

COMPENSATION OF THE CHIEF EXECUTIVE OFFICER

The annual compensation of Brion Wise, the Company's Chief Executive Officer, consists primarily of base salary and annual bonus. Mr. Wise's annual compensation is significantly lower than compensation paid by comparable companies for comparable positions. In preparing its recommendation regarding Mr. Wise's compensation, the Compensation Committee considered certain subjective factors unrelated to the Company's financial performance, principally Mr. Wise's belief that it was not necessary to pay him at a market rate because he received substantial dividends from the shares of the Company's Common Stock that he owns. The Compensation Committee has not yet made a recommendation to
the Board regarding Mr. Wise's 1995 bonus.   Mr. Wise is not eligible for awards
under the Company's various stock option plans because the Compensation Committee and the Board believe his interests are already strongly tied to those
of its stockholders.   He is, however, entitled to participate in the Company's
Profit Sharing Plan.

March 31, 1996
Compensation and Nominating Committee
Dean Phillips
Joseph Reid
Richard Robinson
James A. Senty


                             COMPENSATION COMMITTEE
                      INTER-LOCK AND INSIDER PARTICIPATION

The Compensation Committee consists of Dean Phillips, Joseph Reid, Richard Robinson and James Senty, none of whom is or was an officer or employee of the Company. Mr. Phillips is an affiliate of a company from whom the Company leases rail cars. For the year ended December 31, 1995, the total amount of transactions with the affiliate of Mr. Phillips was $172,000. Mr. Robinson is a member of the law firm of Lentz, Evans and King P.C., which has represented the Company in certain tax, corporate and partnership law matters since 1977. For the year ended December 31, 1995, the total amount of legal fees paid to Lentz, Evans and King P.C. was $30,000. Mr. Senty is an affiliate of a company to whom the Company sells propane and from whom the Company leases rail cars. For the year ended December 31, 1995, the total amount of transactions with the affiliate of Mr. Senty was $2,593,000. All such transactions were entered into by the Company in its ordinary course of business, on an arm's length basis.

CONTRACTUAL ARRANGEMENTS

Effective November 15, 1994, the Company entered into an Employment Agreement (an "Executive Employment Agreement") with each of the Company's executive
officers, other than Mr. Wise.   Ms. Blalock and Mr. Jeffries, who became
officers subsequent to such date, do not have employment agreements. However, the Company, anticipates entering into agreements with Ms. Blalock and Mr. Jeffries during 1996. Pursuant to the Executive Employment Agreement, the Company has agreed to pay each executive officer a minimum annual compensation based upon such officer's 1994 base salary, plus a percentage ranging from twenty-five to one hundred percent of such officer's 1993 bonus. The employment of the officer continues until it is terminated in accordance with the Executive Employment Agreement. The Company may terminate an officer "for cause" at any time and the officer may terminate employment at any time. If the Company terminates the officer without "cause", the officer is entitled to severance equal to one year's base salary, which increases to two years' base salary if the termination without cause occurs within one year of certain changes in control of the Company. In all cases, the officer is subject to certain covenants relating to confidentiality, non-competition and non-solicitation of customers and employees following termination. The Company anticipates entering into amended Executive Employment Agreement with each of its executive officers to reflect 1996 base salaries and the 1996 incentive bonus plan.


                             EXECUTIVE COMPENSATION

The following table sets forth information regarding compensation paid by the Company in each of the last three years to the Chief Executive Officer and to each of the four most highly compensated executive officers December 31, 1995 (the "Named Officers").

                         SUMMARY COMPENSATION TABLE(1)
                           Annual Compensation(2)(3)
                           -------------------------

                                                                All Other
Name and Principal Position    Year  Salary($) Bonus($)    Compensation ($) (4)
- -----------------------------  ----  --------  ---------  ----------------------

Brion G. Wise                  1995  $ 90,000   $      -         $ 3,600
Chairman of the Board and      1994    75,000     90,000           3,000
  Chief Executive Officer      1993    75,000    100,000           5,625

Bill M. Sanderson              1995   305,000    160,000          15,250
President and Chief            1994   285,000    160,000          14,250
  Operating Officer            1993   285,000    200,000          24,225

Lanny F. Outlaw                1995   170,000     60,000           8,500
Executive Vice President       1994   150,000     60,000           7,500
                               1993   150,000     75,000          12,750

John C. Walter                 1995   155,000     60,000           7,750
Executive Vice President       1994   142,000     60,000           7,100
  and Secretary                1993   136,000     75,000          11,560

Gary W. Davis                  1995   150,000     65,000           7,500
Vice President, Southern       1994   142,000     65,000           7,100
  Region                       1993   136,000     75,000          11,560

- -------------------
(1) The columns for Other Annual Compensation and Long Term Compensation Awards and Payouts have been omitted in accordance with the applicable rules as no such compensation has been awarded, earned or paid to any of the Named Officers.

(2) Amounts shown set forth all cash compensation earned by each of the Named Officers in the years shown.

(3) While each of the five named individuals received perquisites or other personal benefits in the years shown, in accordance with applicable regulations, the value of these benefits is not indicated since they did not exceed in the aggregate the lesser of $50,000 or 10% of the individual's salary and bonus in any year.

(4) Amounts shown set forth the Company's contribution to each of the Named Officers' Profit Sharing Plan accounts.


              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                          AND FY-END OPTION/SAR VALUES

The following table provides information with respect to the stock options exercised during the year ended December 31, 1995 and the value as of December 31, 1995 of unexercised in-the-money options held by the Named Officers. The value realized on the exercise of options is calculated using the difference between the option exercise price and the fair market value of the Company's Common Stock on the date of exercise. The value of unexercised in-the-money options at year end is calculated using the difference between the option exercise price and the fair market value of the Company's Common Stock at December 31, 1995.

                                                                                   Value of Unexercised
                                                     Number of Unexercised             In-the-Money
                                                   Options/SARs at FY-End (#)   Options/SARs at FY-End ($)
                                                  ----------------------------  ---------------------------
                           Shares
                        Acquired on     Value
Name                    Exercise (#)  Realized ($) Exercisable  Unexercisable  Exercisable   Unexercisable
- ----------------------  ------------  ------------ -----------   -------------  ------------  -------------

Brion G. Wise                     -      $     -              -              -   $         -   $          -
Bill M. Sanderson                 -            -         14,000         56,000             -              -
Lanny F. Outlaw(1)           10,000       94,550          6,000         24,000             -              -
John C. Walter(2)             6,250       43,219          6,000         24,000             -              -
Gary W. Davis(3)              6,250       51,813          5,000         20,000             -              -

- --------------------
(1) Lanny F. Outlaw exercised options to purchase 6,250 shares of Common Stock on February 8, 1995 and 3,750 options on February 28, 1995. The options exercised on February 8, 1995 had an exercise price of $10.71 per share and a fair market value of $18.50 per share and the options exercised on February 28, 1995 had an exercise price of $5.40 per share and a fair market value of $17.625 per share.

(2) John C. Walter exercised options to purchase 6,250 shares of Common Stock on February 27, 1995. The options exercised had an exercise price of $10.71 per share and a fair market value of $17.625 per share.

(3) Gary W. Davis exercised options to purchase 6,250 shares of Common Stock on
    January 11, 1995.   The options exercised had an exercise price of $10.71
    per share and a fair market value of $19.00 per share.

                               STOCK OPTION PLANS

KEY EMPLOYEES' INCENTIVE STOCK OPTION PLAN

The Company's Key Employees' Incentive Stock Option Plan ("Key Employee Plan") provides for the grant to key employees of incentive stock options to purchase Common Stock in order to increase such employees' incentives to contribute to the Company's future success and prosperity and to allow them to acquire a proprietary interest in the Company. The Board is responsible for administration of the Key Employee Plan and has reserved an aggregate of 250,000 shares of Common Stock for issuance under the Key Employee Plan. The Board has full authority to determine the employees to be granted options, the number and purchase price of the shares covered by each option, the time or times at which options may be exercised and other terms and conditions with respect to the grant and exercise of the options. No option may be transferred other than by will or the laws of descent and distribution (only with respect to exercisable options) and, during the lifetime of the optionee, the option may only be exercised by him. To exercise an option, the option holder must be an employee of the Company, both currently and for the entire period since the date of the option, except that, upon termination (except under certain circumstances), an optionee may exercise any option for up to 180 days. The Key Employee Plan provides that the option price per share of any option granted thereunder may not be less than 100% of the fair market value of a share of Common Stock on the date the option is granted. Any option granted under the Key Employee Plan must be exercised within nine years after the grant of the option. The option holders' rights to purchase shares are cumulative over time. At December 31, 1995, approximately 162,500 options were vested and 125,000 options were exercised under the Key Employee Plan. The Company has entered into agreements committing the Company to loan to each key employee, including the officers, an amount sufficient to exercise their options as each portion of their options vests. The Company will forgive the loan and accrued interest if the employee has been continuously employed by the Company for four years after the date of the loan. As of December 31, 1995, loans and accrued interest related to 125,000 of Common Stock totaling $1.5 million, were outstanding under these terms.

NON-EMPLOYEE DIRECTORS' STOCK OPTION PLAN

The Company also has a Non-Employee Directors' Stock Option Plan ("Directors' Plan") providing for the grant of options covering an aggregate of 20,000 shares of Common Stock to non-employee directors. The purpose of the Directors' Plan is to enhance the Company's ability to attract and retain the services of qualified individuals to serve as its directors, providing such directors with an increased incentive to contribute to the Company's future success and prosperity and to allow them to acquire a proprietary interest in the Company's business as well as encouraging such directors to remain as directors of the Company. All non-employee directors of the Company (other than Messrs. Phillips, Stonehocker and Sauvage) from time to time are eligible to be awarded shares of Common Stock under the Directors' Plan. The Board, which is responsible for administration of the Directors' Plan, may amend the Directors' Plan, provided that no such amendment may alter or impair an outstanding option, except under certain limited circumstances. The Board has full authority to determine the directors to be granted options, the number and purchase price of the shares covered by each option, the time or times at which options may be exercised and other terms and conditions with respect to the grant and exercise of the options; provided, however, that no member of the Board has a right to vote or decide upon any matter relating to himself or to his rights or benefits under the Directors' Plan. Participation in the Directors' Plan does not confer any right of continuation of service as a director of the Company. No option may be transferred other than by will or the laws of descent and distribution (only with respect to exercisable options) and, during the lifetime of the optionee, the option may only be exercised by him. To exercise an option, the option holder must be a director of the Company, both currently and for the entire period since the date of the option, except that, upon termination of a director's service as such (except under certain circumstances), such optionee may exercise any option for up to 180 days. The Directors' Plan provides that the option price per share of any option granted thereunder may not be less than 100% of the fair market value of the share of Common Stock on the date the option was granted. Any option granted under the Directors' Plan must be exercised within a period of nine years after the grant of the option. The option holders' rights to purchase shares are cumulative over time.

Options to purchase a total of 15,000 shares of Common Stock were granted through December 31, 1995 under the Directors' Plan, 5,000 to each of Messrs. Reid, Robinson and Senty, at per share exercise prices ranging from $10.71 to $19.94. On each grant date anniversary, 25% of the shares covered by these options vests. At December 31, 1995, 9,750 options were vested of which 5,250 options had been exercised and 1,250 had been forfeited.

$5.40 STOCK OPTION PLAN

Pursuant to the Company's restructuring in 1991 (the "Restructuring"), the Company assumed the obligation of its predecessor partnership (the "Partnership") under its Employee Common Units Option ("$5.40 Plan"), which authorized the granting of options to purchase common units in the Partnership to employees of the Company. The $5.40 Plan has been amended to allow each holder of existing options to exercise such options and acquire one share of Common Stock for each common unit they were entitled to purchase. The exercise price and all other terms and conditions for the exercise of such options issued under the amended $5.40 Plan were the same as under the prior plan, except that the consummation of the Restructuring accelerated the time after which portions of certain options may be exercised because of certain prepayments made in connection with the Restructuring. In February 1994, the Board retroactively approved, adopted and ratified approximately 53,000 options which were granted to employees in excess of the 430,000 options originally authorized. No more options may be granted under this $5.40 Plan. The Board is responsible for the administration of the $5.40 Plan and has full authority, subject to the provisions of the $5.40 Plan, to determine the employees to be granted options, the price and the number of shares of Common Stock represented by each option, the time or times at which options may be exercised, and other terms and options under the $5.40 Plan. The Company believes that on the date the options were granted such exercise prices were less than the fair market value of the common units that could be acquired thereunder. Through December 31, 1995, the Board has granted options under the $5.40 Plan to purchase shares of Common Stock at $5.40 per share to a total of approximately 355 employees of the Company. At December 31, 1995, approximately 447,000 options had vested of which approximately 400,000 options had been exercised. Options vest at the rate of 20% of the shares subject to such option for each one year of continuous service by such optionee commencing from the later of (i) July 2, 1987 or (ii) the optionee's employment commencement date. No option rights granted under the $5.40 Plan may be transferred by an optionee other than by will or the laws of descent (only with respect to exercisable options) and distribution and, during the lifetime of an optionee, the option may be exercised only by him. The Company has entered into agreements committing the Company to loan to certain key employees an amount sufficient to exercise their options, provided that the Company will not loan in excess of 25% of the total amount available to the employee in any one year. The Company will forgive any loan and accrued interest on July 2, 1997, if the employee is then employed by the Company. As of December 31, 1995, loans and accrued interest outstanding related to 100,374 options, totaling $637,000 were extended under these terms.

1993 STOCK OPTION PLAN

The 1993 Stock Option Plan (the "1993 Plan") became effective on May 24, 1993 after approval by the Company's stockholders. The 1993 Plan is intended to be an incentive stock option plan in accordance with the provisions of Section 422 of the Internal Revenue Code of 1986, as amended. The Company has reserved 1,000,000 shares of Common Stock for issuance upon exercise of options under the 1993 Plan. The 1993 Plan will terminate on the earlier of March 28, 2003 or the date on which all options granted under the 1993 Plan have been exercised in full.

The Board of the Company will determine and designate from time to time those employees of the Company to whom options are to be granted. If any option terminates or expires prior to being exercised, the shares relating to such option shall be released and may be subject to reissuance pursuant to a new option. The Board has the right to, among other things, fix the price, terms and conditions for the grant or exercise of any option. The purchase price of the stock under each option shall be the fair market value of the stock at the time such option is granted.

Options granted will vest 20% a year after the date of grant. The employee must exercise the option within five years of the date each portion vests. If an employee's employment with the Company terminates, the employee may, within the 60 day period immediately following such termination of employment, but in no event later than the expiration date specified in the option agreement, exercise any options that have vested as of the date of such termination. If employment terminates by reason of death or disability, the employee (in the event of disability) or the person or persons to whom rights under the option shall pass by will or by the applicable laws of decent and distribution (in the event of death), shall be entitled to exercise 100% of the options granted regardless of the employee's years of service; provided, however, that no such option may be exercised after 180 days from the date of death or termination of employment with the Company as a result of disability. Through December 31, 1995, the Board has granted options at exercise prices ranging from $16.13 to $35.50 per share of Common Stock to approximately 558 employees. At December 31, 1995 approximately 170,000 options were vested. No options have been exercised under the 1993 Plan.

                               PERFORMANCE GRAPH


The following indexed graph indicates the Company's total return to its stockholders from December 31, 1990 to December 31, 1995 as compared to total return for the Standard & Poor's 500 Index and a Peer Group Index selected by the Company, assuming a common starting point of $100 and that all dividends were reinvested. The information contained in this graph is not necessarily indicative of future Company performance.

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN*
    AMONG WESTERN GAS RESOURCES, INC., THE S&P 500 INDEX AND A PEER GROUP**

                        [PERFORMANCE GRAPH APPEARS HERE]


                                Western Gas
Measurement Period              Resources,      S&P     Peer Group
(Fiscal Year Covered)              Inc.      500 Index     (WGR)
- ------------------------------  -----------  ---------  -----------

Measurement Point - 12/31/90        $100.00    $100.00     $100.00
FYE December 31, 1991                182.00     130.00       96.00
FYE December 31, 1992                241.00     140.00      103.00
FYE December 31, 1993                305.00     155.00      127.00
FYE December 31, 1994                181.00     157.00      115.00
FYE December 31, 1995                153.00     215.00      141.00

* $100 invested on 12/31/90 in stock or index. Total return includes reinvestment of dividends (if applicable). Dates are for fiscal years ending on December 31 in each of the years indicated.

**Peer (WGR) consists of 22 companies, including the Company. The other 21 companies in the Peer Group are as follows: Anadarko Petroleum Corp., Apache Corp., Berry Petroleum Co., Cabot Oil & Gas Corp., Devon Energy Corp., K N Energy Inc., Louisiana Land & Exploration Co., Mitchell Energy and Development Corp., Murphy Oil Corp., Noble Affiliates Inc., Oryx Energy Co., Parker & Parsley Petroleum Co., Pogo Producing Co., Questar Corp., Ranger Oil Ltd., Santa Fe Energy Resources Inc., Seagull Energy Corp., Snyder Oil Corp., Tejas Gas Corp., Triton Energy Corp. and Valero Energy Corp. The following companies were deleted from the Peer Group used in the Company's 1995 Proxy Statement because they ceased to be publicly traded companies: American Oil & Gas Corp., Associated Natural Gas Corp., Maxus Energy Corp. and Plains Petroleum. The total return for each company in the Peer Group has been weighted for stock market capitalization. These companies are independent oil and natural gas producers, gatherers, transporters and marketers of natural gas and natural gas liquids and certain natural gas pipelines, all of which had market capitalization between $250 million and $1.5 billion at December 31, 1995.

                              PROFIT SHARING PLAN

The Company's Profit Sharing Plan is administered by the Board. All employees of the Company are eligible to participate in the Profit Sharing Plan. Subject to certain restrictions, each participant may elect to reduce his salary and have contributed monthly to the Profit Sharing Plan on his behalf an amount which on an annual basis may not exceed the lesser of 15% of his base compensation or $9,240 (adjusted in the future for cost-of-living increases). The Company, following the later of (i) the date on which the employee has completed six months of service or (ii) the date on which the employee has completed 1,000 hours of service during the first (or any subsequent) year of service, will contribute to the accounts of participating employees an amount matching 25% of the amount the participant has elected to defer and have the Company contribute to the Profit Sharing Plan on his behalf; however, the Company's matching contribution will not exceed 1% of the participant's base compensation. In addition, the Company may make annual contributions to the accounts of each participant, as determined by the Board in its sole discretion, in amounts up to 15% of the base compensation of such participants. The assets of the Profit Sharing Plan are held in trust for the participants by a trustee appointed by the Board. The amounts in each participant's accounts are invested in various alternative funds at the direction of the participant. Participants may also invest their individual retirement accounts in the trust fund of the Profit Sharing Plan. Participants are entitled to receive, upon the earlier of their death, disability or retirement at age 60, a full distribution of those amounts credited to their respective accounts. The Company's contributions and matching contributions under the Profit Sharing Plan become vested at the rate of 20% after completion of two years of service with an additional 20% vesting each year thereafter until fully vested.

Participants are entitled to withdraw all or a portion of amounts credited to their respective accounts in accordance with, and subject to the penalties defined by, the rules of the Profit Sharing Plan and applicable law.

                      1996 EXECUTIVE OFFICERS BONUS PLAN

The Board has approved the 1996 incentive bonus plan for the executive officers. The bonus is tied to the Company's 1996 earnings available to holders of the Company's common stock. If the earnings target (which may be adjusted by the Board to reflect non-recurring, unusual items) is met or exceeded, the executive officers would receive a bonus ranging from five percent to twenty
percent of their adjusted base pay.   If the earnings target is not met, the
executive officers would not receive any bonuses under the 1996 incentive bonus plan. The plan applies only to 1996 and will be re-evaluated for 1997.


                            INDEPENDENT ACCOUNTANTS

Price Waterhouse LLP served as the Company's independent accountants for 1995. A representative of Price Waterhouse LLP will be present at the Annual Meeting and will have an opportunity to make a statement if he desires to do so and to respond to appropriate questions.


                             STOCKHOLDER PROPOSALS

Any stockholder proposals to be considered for inclusion in the Company's solicitation of proxies for the 1997 Annual Meeting of Stockholders must be received by the Secretary of the Company (at 12200 North Pecos Street, Denver, Colorado 80234) no later than January 15, 1997.

                                 OTHER BUSINESS

All items of business expected to be brought before the meeting by management of the Company are set forth in this proxy statement. Management knows of no other business to be presented. If other matters of business not presently known to management properly come before the meeting, it is intended that the persons named in the proxies will have discretionary authority to vote the shares thereby represented in accordance with their best judgment.


  THE ENCLOSED PROXY SHOULD BE COMPLETED, DATED, SIGNED AND RETURNED IN THE ENCLOSED POSTAGE-PAID ENVELOPE. PROMPT MAILING OF THE PROXY WILL BE APPRECIATED.


                                             By Order of the Board of Directors,


                                                     WESTERN GAS RESOURCES, INC.

                                             /s/ BRION G. WISE

                                             BRION G. WISE
                                             Chairman of the Board and
                                             Chief Executive Officer



Denver, Colorado
April 15, 1996

                          WESTERN GAS RESOURCES, INC.

                 ANNUAL MEETING OF STOCKHOLDERS - MAY 15, 1996
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS


   The undersigned hereby appoints Bill M. Sanderson and Walter L. Stonehocker as Proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote as designated below, all the shares of common stock of Western Gas Resources, Inc. held of record by the undersigned on March 29, 1996, at the Annual Meeting of Stockholders, to be held on May 15, 1996 at 10:00 a.m. Brown Palace Hotel, Central City Room, 321 Seventeenth Street, Denver, Colorado 80202, and at any postponement or adjournment thereof, as follows:

1. ELECTION OF TWO CLASS ONE DIRECTORS:
   Brion G. Wise and Richard B. Robinson

   FOR all nominees               WITHHOLD
     listed above                AUTHORITY      INSTRUCTIONS: To withhold
  (except as marked           to vote for all   authority to vote for any
   to the contrary            nominees listed   individual nominee, strike a
       above)                      above        line through that nominee's
                                                name in the list above.
        [_]                         [_]

2. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting and at any postponement or adjournment thereof.


   THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED IN PROPOSAL 1.

                                        Please mark, sign, date and mail this
                                        proxy promptly in the enclosed
                                        envelope.

                                        Date:                           , 1996
                                             ---------------------------


                                        --------------------------------------
                                               Signature of Stockholder


                                        --------------------------------------
                                               Signature of Stockholder

                                        Please sign exactly as name appears
                                        at the left. When shares are held by
                                        joint tenants, both should sign. When
                                        signing as attorney, executor,
                                        administrator, trustee or guardian,
                                        please give full title as such. If a
                                        corporation, please sign in full
                                        corporate name by President or other
                                        authorized officer. If a partnership,
                                        please sign in partnership name by
                                        authorized person.